MASTER ASSIGNMENT, STABILIZATION, ASSIGNMENT ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
DATED AS OF MARCH 5, 2010

ARTICLE 1 DEFINITIONS AND RULES OF INTERPRETATION	2

1.1. Definitions	2
1.2. Rules of Interpretation	12

ARTICLE 2 FORMATION OF GUARANTEED HOLDINGS ASSIGNMENT OF RECEIVABLES, INTERESTS AND OTHER RIGHTS; FUND AND LOCAL PARTNERSHIP ADVANCES	13
2.1. Formation of Guaranteed Holdings	13
2.2. Assignment of Receivables, Interests and Other Rights	13
2.3. Assignment of Certain Non-Member Manager Interests	14
2.4. Assignment of Certain Interests in Lower Tier Property Partnership General Partners	14
2.5. Admission of Guaranteed Holdings	14
2.6. Use of Guaranteed Holdings Proceeds	14
2.7. Payment Direction and Assignment of Guaranteed Holdings Assigned Rights	15
2.8. Replacement of Former Guaranteed Manager with Guaranteed Manager Former Guaranteed Manager shall assign to Guaranteed Manager all of its rights as manager or managing member, as the case may be, of each of the Fund General Partners and Special Limited Partners	16
2.9. Replacement of Members of Centerline Controlled Local General Partners	16

ARTICLE 3 ASSIGNMENT OF EXISTING BTB SWAP AGREEMENTS , ISSUANCE OF REPLACEMENT GUARANTEED HOLDINGS SWAP AGREEMENTS , REAFFIRMATION OF CHC GUARANTY AND TERMINATION OF ASSIGNMENT AND SUBROGATION AGREEMENTS	16
3.1. Assignment of Existing BTB Swap Agreement, Reaffirmation of Guaranty, and Issuance of Replacement Swap	16
3.2. Termination of Assignment and Assumption Agreements	17
3.3. Assignment and Termination of Participation Agreement	17
3.4. Termination of CCG Investor Guarantees	17

ARTICLE 4 PRINCIPAL REDUCTION AGREEMENTS	17
4.1. Bond Reductions	17
4.2. Calculation of the Principal Reduction Amounts	17
4.3. Sources for Funding the Principal Reduction Amounts	18
4.4. Interest Reductions	19
4.5. Payment of the Principal Reduction Amount	19

TABLE OF CONTENTS
(Continued)

Page

4.6. Recalculated Future Amortization Payments	19
4.7. Funding Annual Shortfalls	19

ARTICLE 5 ASSET MANAGER AND REIMBURSEMENT FOR EXPENSES	19
5.1. Asset Manager and Management of Guaranteed Funds and Guaranteed Partnerships	19
5.2. Notwithstanding anything herein to the contrary, Affiliates of Island Capital may provide management services on the Properties subject to replacement by MLCS on any Property in the event such Property does not meet its Revised Debt Service Schedule payments	20

ARTICLE 6 RESERVED	20

ARTICLE 7 CONDITIONS PRECEDENT	20
7.1. Effectiveness	20

ARTICLE 8 REPRESENTATIONS AND WARRANTIES	21
8.1. Representations and Warranties to MLCS	22

ARTICLE 9 COVENANTS	25
9.1. Management of Investments	26
9.2. Information with Respect to Bonds	26
9.3. Fees and Loans	26

ARTICLE 10 MISCELLANEOUS	26
10.1. Amendments and Waivers; Third Party Beneficiary	26
10.2. Notices and Other Communications; Facsimile Copies	26
10.3. Survival of Representations and Warranties	27
10.4. Successors and Assigns	27
10.5. Counterparts	28
10.6. Severability	28
10.7. OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK	28
10.8. Submission to Jurisdiction; Waivers	28

SCHEDULE A	List of Guaranteed Partnerships, Guaranteed Partnership GPs, Guaranteed Funds, Guaranteed Fund GPs and Investor Return Floor Agreements
SCHEDULE B-1	Non-Stabilized Local Partnerships

ii

TABLE OF CONTENTS
(Continued)

Page

SCHEDULE B-2	Stabilized Local Partnerships
SCHEDULE C	Properties Owned by the Guaranteed Local Partnerships
SCHEDULE D	Centerline Controlled General Partners
SCHEDULE E	Affiliated Local General Partners/Assignors

EXHIBIT 2.2.1(a)	Form of Assignment of Rights Agreement
EXHIBIT 2.2.1(b)	Form of Receivables Assignment and Assumption Agreement
EXHIBIT 3.1(a)	Form of Assignment Agreement
EXHIBIT 3.1(b)	Form of Guaranteed Holdings BTB Swap Agreement
EXHIBIT 3.1(d)	Form of Reaffirmation of Guarantee
EXHIBIT 5.1	Bond Servicing Agreement
EXHIBIT 5.1.2	Asset Management Services
EXHIBIT 8.1.8	Entity Ownership Chart
EXHIBIT 8.1.10	Guaranteed Holdings Assigned Rights
EXHIBIT 8.1.11	Projections
EXHIBIT 8.1.12	Local Partnership Voluntary Loans
EXHIBIT 8.1.14	UCC Financing Statements

iii

Exhibit 10.7
MASTER ASSIGNMENT, STABILIZATION, ASSIGNMENT ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
THIS MASTER ASSIGNMENT, STABILIZATION, ASSIGNMENT ALLOCATION, SERVICING AND ASSET MANAGEMENT AGREEMENT (this “Agreement”) is dated as of March 5, 2010 among CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”), CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, a Delaware limited liability company (“CAHA”), CENTERLINE GUARANTEED MANAGER II LLC, a Delaware limited liability company (“Guaranteed Manager”), CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company (“Guaranteed Holdings”), CENTERLINE MORTGAGE CAPITAL INC., a Delaware corporation (“CMC”) and CENTERLINE GUARANTEED MANAGER LLC, a Delaware limited liability company (“ Former Guaranteed Manager”).
HABENDUM
WHEREAS, CCG through its Affiliate CAHA has sponsored, among other funds, the Guaranteed Funds, each of which has as its sole limited partner the respective Guaranteed Partnership; and
WHEREAS, Merrill Lynch Capital Services, Inc., a Delaware corporation (“MLCS”) has entered into Investor Return Floor Agreements (“IRFAs”) with each of the Guaranteed Partnerships, which IRFAs are identified on Schedule A; and
WHEREAS, CCG has entered into that certain ISDA Master Agreement, dated as of December 31, 2001, together with the Multicurrency-Cross Border Schedule to the Master Agreement, the ISDA Credit Support Annex and Paragraph 13 to the Schedule to the ISDA Master Agreement and various confirmation letters (the “Confirmation Letters”) (collectively, the “Existing BTB Swap Agreements”), with MLCS with respect to the IRFAs, which Existing BTB Swap Agreements have been guaranteed by CHC (the “CHC Guaranty”); and
WHEREAS, each of the Guaranteed Funds has acquired Tax Credit Investments in certain Local Partnerships whose Properties are financed by tax-exempt and taxable bond obligations in which CHC holds a continuing interest through the indirect ownership of a participating interest in the B Certificates that were issued as part of the Bond Transaction, which obligations are listed on Non-Stabilized Local Partnerships on Schedule B-1 and Stabilized Local Partnerships as Schedule B-2 annexed hereto (collectively, the “Guaranteed Fund Bonds”); and
WHEREAS, CMC is the primary servicer with respect to the Guaranteed Fund Bonds and, as of the date hereof, CSI is the subservicer with respect to the Guaranteed Fund Bonds and CAHA is the special subservicer with respect to the Guaranteed Fund Bonds; and
WHEREAS, the parties hereto desire to enter into the agreements and covenants contained herein and perform the obligations contemplated in this Agreement and the other agreements to be entered into pursuant hereto; and

NOW, THEREFORE, in consideration for the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
1.1. Definitions.
1.1.1 Definitions of Parties and Affiliates. For purposes of this Agreement the respective parties hereto and certain of their Affiliates are defined as set forth below:
CAHA. Centerline Affordable Housing Advisors LLC, a Delaware limited liability company (formerly known as Related Capital Company LLC and as CharterMac Capital LLC).
CCG. Centerline Capital Group Inc., a Delaware corporation (formerly known as Charter Mac Corporation).
Centerline Controlled Entities. Collectively, CHC, CCG, CAHA, GP Holdings, Guaranteed Manager, the Guaranteed Entities, the Middle Tier Entities and the Centerline Controlled General Partners.
Centerline Controlled General Partners. Collectively, those Local General Partners that are Affiliates of Centerline, and designated in Schedule D as a Centerline Controlled Local General Partner.
Centerline Parties. Collectively, CHC, CCG, CAHA, Guaranteed Manager, Former Guaranteed Manager, CMC and Guaranteed Holdings.
Centerline Global Entities. Collectively, CHC, CCG, CAHA, GP Holdings, Guaranteed Manager, Former Guaranteed Manager, the Guaranteed Entities, the Middle Tier Entities, the Centerline Controlled General Partners and the Local Partnerships.
CHC. Centerline Holding Company, a Delaware statutory trust (formerly known as CharterMac).
CMC. Centerline Mortgage Capital Inc., a Delaware corporation.
CSI. Centerline Servicing Inc., a Delaware corporation.
Former Guaranteed Manager. Centerline Guaranteed Manager LLC, a Delaware limited liability company.
GP Holdings. Centerline GP Holdings LLC, a Delaware limited liability company.
Guaranteed Entities. The Guaranteed Funds, the Guaranteed Fund GPs, the Guaranteed Partnerships, the Guaranteed Partnership GPs and the Guaranteed SLPs.

Guaranteed Holdings. Centerline Guaranteed Holdings LLC, a Delaware limited liability company.
Guaranteed Manager. Centerline Guaranteed Manager II LLC, a Delaware limited liability company.
MLCS. Merrill Lynch Capital Services, Inc.
SPV I. Centerline Sponsor 2007-1 Securitization, LLC, a Delaware limited liability company.
SPV II. Centerline Stabilization 2007-1 Securitization, LLC, a Delaware limited liability company.
1.1.2 General Definitions. The following terms shall have the meanings set forth in this Section or elsewhere in the provisions of this Agreement referred to below.
Affiliate. As to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means directly or indirectly possessing the power (i) to vote 10% or more of the capital stock having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise. Notwithstanding the foregoing, neither MLCS and its Affiliates nor Island and its Affiliates shall be deemed to be “Affiliates” of any Centerline Party or any of their respective Affiliates. For the avoidance of doubt, Centerline GP Holdings LLC (and its Affiliates) shall be deemed to be Affiliates of the Centerline Parties (and each of their respective Affiliates). As used herein, the term “Affiliated” has a meaning correlative to the term “Affiliate”.
Affiliated Local General Partners. Those Local General Partners that are affiliated with CCG.
Annex. The term as defined in Section 3.1(b).
Annual Servicing Fee. Shall mean the “annual servicing fee” referred to in Section V(L)(2) of the Master Agreement Schedule.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
Approved Expenses. The term as defined in Section 2.6.1(d).
Asset Management Services. Those services set forth in Exhibit 5.1.2.
Assigned BTB Transactions. The term as defined in Section 3.1(a).
Assignment Agreement. The term as defined in Section 3.1(a).

Assignment and Subrogation Agreements. Those Assignment and Subrogation Agreements delivered by Guaranteed Manager to MLCS with respect to each Guaranteed Fund, pursuant to which Guaranteed Manager pledged to MLCS its interest as managing member of the respective Guaranteed Fund GPs and Guaranteed SLPs.
Assignment of Rights Agreement. The term as defined in Section 2.2.1(a).
B Certificates. Those certain series B certificates held by SPV I in connection with the Bond Transaction.
Bankruptcy or Bankrupt. With respect to any Person, such Person’s making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Person or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Person, or the appointment of a receiver, liquidator, custodian or trustee for such Person or a substantial part of such Person’s assets and, if any of the same occur involuntarily, the same is not dismissed, stayed or discharged within 180 days; or the entry of an order for relief against such Person under the United States Bankruptcy Code.
BOA Credit Agreement. The Revolving Credit and Term Loan Agreement dated as of December 27, 2007 by and among CHC, CCG, those Persons listed as guarantors thereto, Bank of America, N.A. and the other lenders party thereto in their capacities as lenders and Bank of America, N.A., as administrative agent, as the same has been amended to the date hereof, and as further amended as of the date hereof, and as may be amended in the future.
Bond Reimbursement Agreement. That certain Reimbursement, Pledge and Security Agreement dated as of December 1, 2007 between Freddie Mac and SPV I, as the same may be amended or modified from time to time.
Bond Servicer. CMC, as servicer pursuant to the Bond Servicing Agreement, or any successor thereto as servicer.
Bond Servicing Agreement. That certain Servicing Agreement dated as of December 1, 2007 between Freddie Mac and CMC, relating to the Bond Transaction, attached hereto as Exhibit 5.1.
Bond Transaction. The exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates and the B certificates held as of the date hereof by SPV I for purposes of a securitization of such portfolio that is guaranteed by Freddie Mac pursuant to that certain Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.
CAHA Reimbursement. The term as defined in Section 2.6.1(g).

Capital Contributions. With respect to any Guaranteed Entity, the capital contributions to be made by its limited partners or members.
Capital Expenditures. Means the aggregate of all expenditures during any period for the acquisition, leasing, construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP.
Capital Transaction. Any transaction not in the ordinary course of business which results in a Guaranteed Fund or Guaranteed Local Partnership receives cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property, financings, and refinancings.
Cash Collateral. The collateral posted pursuant to the Credit Support Annex to support CCG’s obligations under the Existing BTB Swap Agreements, as such amount may exist from time to time.
Cash Collateral Amount. The term as defined in Section 4.3.1(a).
Cash Flow Needs. The term as defined in Section 2.6.1(c).
CCG Investor Guarantees. Means the guarantees issued by CCG to certain Guaranteed Partnerships and their investors, which provide, in part, for guaranty obligations that are credit enhanced by IRFAs.
CHC Guaranty. The guaranty as defined in the third paragraph of the Habendum.
Closing Date. The term as contemplated in Section 7.1.
Code. The Internal Revenue Code of 1986, as amended.
Confirmation Letters. Means the term as defined in the second paragraph of the Habendum.
Debt Service Coverage Ratio or DSCR. Means, unless otherwise stated within the indenture with respect to a Guaranteed Fund Bond, the ratio of net operating income in each of three (3) prior months to maximum principal and interest in any month on the applicable Guaranteed Fund Bond.
Debt Service Shortfall Payments. For any Guaranteed Local Partnership on any date on which a scheduled principal payment, and/or a scheduled payment of accrued interest, is required to be made on the related Guaranteed Fund Bonds, an amount equal to the lesser of:
(1) the amount of funds needed by such Guaranteed Local Partnership to enable it to pay the full amount of such principal and/or interest payment on such scheduled payment date in accordance with the documents governing the relevant Guaranteed Fund Bond (after taking into account all other sources of funds available to such Guaranteed Local Partnership in accordance with such governing documents to make such payment and to the extent such governing documents do not provide for a priority with respect to such payments, it shall be deemed that such amount is after all other expenses for the Guaranteed Local Partnership are paid); and

`
(2) the amount of such principal and/or interest payment that is then due and owing.
Disposition Fee. The disposition fee payable to Guaranteed Fund GP pursuant to the respective Guaranteed Fund Agreement or any other similar or analogous fee.
Earn-Out Amount. The term as defined in Section 4.3.1(b).
Excluded Fee Rights. The term as contemplated in Section 2.2.2.
Existing BTB Swap Agreements. The agreements as defined in the third paragraph of the Habendum.
Fee Rights. The term as defined in Section 2.1.1(i).
15-Year Compliance Period. The 15-year period specified in Section 42(i)(1) of the Code as currently in effect as applicable to each building included in a Property.
Final True-Up Date has the meaning set forth in the respective Guaranteed Partnership Agreements.
Freddie Mac. Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
Freddie Mac Approval. The term as defined in Section 4.1.
Fund Cash Flow Needs. Means expenditures incurred by a Guaranteed Fund in connection with the operations of the Guaranteed Fund or its general partner to the extent such expenditures exceed the amounts available to the Fund for such purpose, including reserves held by a Guaranteed Fund for such purpose.
Full Distribution Date. The date as of which all amounts owing to MLCS under the BTB Swap Agreements have been paid and the obligations of MLCS under the IRFAs have terminated.
Fund Management Agreement. The Fund Management Agreement between Guaranteed Manager, the Guaranteed Fund GPs as listed on Schedule A thereto and Centerline GP Holdings LLC, dated as of March 5, 2010.
Fund Voluntary Loans. Loans made by the partners or other lenders permitted to make loans to either the Guaranteed Funds or the Guaranteed Partnerships in order to pay expenses of the Guaranteed Funds or Guaranteed Partnership or to advance funds to the Guaranteed Local Partnerships pursuant to and as more fully defined in the Guaranteed Fund Agreements and Guaranteed Partnership Agreements and referred to therein as “Voluntary Loans.”
GAAP. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Person adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guarantee Payment Date Has the meaning set forth in the respective Guaranteed Partnership Agreement.
Guaranteed Fund Agreements. The agreements of limited partnership of the Guaranteed Funds, as may be amended from time to time.
Guaranteed Fund Bonds. Those bonds as defined in the fourth paragraph of the Habendum.
Guaranteed Fund GPs. The general partner of each of the Guaranteed Funds, from time to time, each of which as of the date hereof is listed on Schedule A under the heading Guaranteed Fund GPs.
Guaranteed Funds. Each of the limited partnerships listed on Schedule A under the heading Guaranteed Funds.
Guaranteed Holdings Amount. The term as defined in Section 4.3.1(c).
Guaranteed Holdings Assigned Rights. The term as defined in Section 2.2.1(b).
Guaranteed Holdings BTB Swap Agreement. Has the meaning set forth in Section 3.1(b).
Guaranteed Holdings Operating Agreement. The Limited Company Agreement of Guaranteed Holdings, dated as of the date hereof.
Guaranteed Holdings Proceeds. The terms as defined in Section 2.6.1.
Guaranteed Local Partnerships. Local Partnerships in which a Guaranteed Fund has an ownership interest as a limited partner or through a Middle-Tier Entity.
Guaranteed LTGP. Centerline Guaranteed LTGP LLC.
Guaranteed Obligations. The term as defined in each of the respective Guaranteed Partnership Agreements.
Guaranteed Partnership Agreements. The agreements of limited partnership of the Guaranteed Partnerships, as may be amended from time to time.
Guaranteed Partnership. Each of the limited partnerships listed on Schedule A under the heading Guaranteed Partnerships.

Guaranteed Partnership GPs. The general partner of each of the Guaranteed Partnerships from time to time, each of which as of the date hereof is listed on Schedule A under the heading Guaranteed Partnership GPs.
Guarantee Payment Date. The term as defined in each of the respective Guaranteed Partnership Agreements.
Guaranteed SLPs. The special limited partners or special members of the Guaranteed Local Partnerships, as defined in the respective Guaranteed Fund Agreement, each of which is related to a Guaranteed Fund.
IRFA. Each MLCS Investor Return Floor Agreement as defined in each of the Guaranteed Partnership Agreements and as set forth on Schedule A under the heading Investor Return Floor Agreements.
ISDA. The International Swaps and Derivatives Association, Inc.
Island. Island Capital Company LLC, and its Subsidiaries.
Island Purchaser. C-III Capital Partners LLC, a Delaware limited liability company.
Island Recapitalization. The transaction being consummated, the actions being taken and the conditions being satisfied respecting (x) the Purchase and Sale Agreement by and among Island Purchaser, CHC, CCG, ARcap 2004-RR3 Resecuritization, Inc., ARcap 2005-RR5 Resecuritization, Inc, Centerline Fund Management LLC, Centerline CMBS Fund II Management LLC, Centerline REIT Inc., CM Investor LLC, CMC and Centerline Mortgage Partners Inc., contemporaneously with closing of this Agreement, (y) the amendment and restatement of the BOA Credit Agreement and (z) the transaction contemplated herein.
Lien. Any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance.
Loan Receivables. The term defined in Section 2.2.1(b)(ii).
Local General Partners. The general partners or managing members of the Local Partnerships.
Local Partnership Assigned Interests. The term as defined in Section 2.4.
Local Partnership Voluntary Loans. Means Voluntary Loans issued by a Guaranteed Fund to a Local Partnership.
Local Partnerships. The term as defined in the definition of Tax Credit Investments.
Master Agreement. The term as defined in Section 3.1(b).
Master Agreement Schedule. The term as defined in Section 3.1(b).
Master Note. The promissory note issued by each Guaranteed Fund to Guaranteed Holdings to evidence Fund Voluntary Loans, including Voluntary Loans advanced by the Centerline Parties to the Guaranteed Fund prior to the deliver of the Receivables Assignment and Assumption Agreement.
Material Adverse Effect. An effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Person and its Subsidiaries taken as a whole.
Middle-Tier Entity. A limited liability company, in which a Guaranteed Fund is a member holding all or a portion of the membership interests in such Middle Tier Entity and which Middle Tier Entity is a limited partner or member of a Local Partnership.
MLCS Assigned Interests. The Guaranteed Holdings Assigned Rights and the Local Partnership Assigned Interests.
Modified Stabilization. With respect to each of the Guaranteed Fund Bonds, the achievement by the underlying Property of Stabilization, provided however that in place of using a the Debt Service Coverage Ratio provided in the underlying Bond Indenture there shall be used a Debt Service Coverage Ratio equal to 1.0 to 1, the determination of which shall be made by the Bond Servicer, acting in good faith.
Must-Pay Modification. The term as defined in Section 4.4.
Non-Stabilized Bonds. Means the Guaranteed Fund Bonds respecting Non-Stabilized Local Partnerships as set forth on Schedule B-1.
Non-Stabilized Local Partnerships. Means those Local Partnerships listed on Schedule B-2, each of which as of the date of this Agreement are financed with Guaranteed Fund Bonds and whose operations have not met the requirements for Stabilization.
Non-Stabilized 1.0 DSCR Reduction Amount. The term as defined in Section 4.2.1.
Non-Stabilized 1.1 DSCR Reduction Amount. The term as defined in Section 4.2.3.
Organizational Documents. (i) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
Paragraph 13. The term as defined in Section 3.1(b).

Participation Agreement. Means that Amended and Restated Master Participation Agreement, dated as of September 24, 2003, among CCG and Guaranteed Fund GP’s thereto.
Person. Any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise.
PHJW. The term as defined in Section 7.1.1(h).
Principal Reduction Amount. The term as contemplated in Section 4.2.
Projections. Means the amounts as contemplated in Section 8.1.11 and as set forth in Exhibit 8.1.11.
Properties. The real property interests owned by Guaranteed Local Partnerships, each of which as of the date hereof is set forth on Schedule C.
Property Assignment Agreements. Means the respective assignment and assumption agreements pursuant to which Guaranteed Manager is assigned certain rights to receive fees or other payables by the Local Partnerships in which a Centerline Controlled General Partner is a general partner.
Property Assignors. Each Person that has (or is required to) assign certain property to Guaranteed Holdings pursuant to the Receivables Assignment and Assumption Agreement.
Property Cash Flow Needs. Means expenditures incurred by a Guaranteed Local Partnership in connection with the operations of their respective Properties to the extent such expenditures exceed the amounts available to a Local General Partnership for such purpose, including reserves held by a Local General Partnership for such purpose.
Reaffirmation Guarantee. The term as defined in Section 3.1(d).
Receivables. Each fee, receivable, “voluntary loan”, Master Note or right to payment held by or payable to the Guaranteed Entities, in each case in respect of the Guaranteed Funds, that are, or are required to be, conveyed by the respective Guaranteed Entities to Guaranteed Holdings pursuant to the Receivables Assignment and Assumption Agreement, which Receivables shall not include the Excluded Fee Rights.
Receivables Assignment and Assumption Agreement. The term as defined in Section 2.2.1(b).
Resolution Funds. The term as defined in Section 2.6.2.
Restructuring Documents. The term as defined in Section 8.1.9.
Revised Debt Service Schedules. The term as defined in Section 4.6.
Semi-Annual Fee. Shall mean the “semi-annual fee” referred to in Section V(L)(2) of the Master Agreement Schedule.
Soft Portion. The term as defined in Section 4.4.

Solvent. With respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
Stabilized Bonds. Means the Guaranteed Fund Bonds respecting Stabilized Local Partnerships as set forth on Schedule B-2.
Stabilized Local Partnerships. Means those Local Partnerships listed on Schedule B-2, each of which as of the date of this Agreement are financed with Guaranteed Fund Bonds and whose operations have met the requirements for Stabilization.
Stabilized 1.0 DSCR Reduction Amount. The term as defined in Section 4.2.2.
Stabilization. With respect to each of the Guaranteed Fund Bonds, the definition attributable thereto as set forth in the Stabilization Escrow Agreement, the determination of which shall be made by the Bond Servicer, acting in good faith.
Stabilization Escrow Agreement. That certain Stabilization Escrow and Security Agreement dated as of December 1, 2007, between Freddie Mac and SPV II, as the same may be amended or modified from time to time.
Subsidiary. With respect to any Person, any other Person of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests, is owned, directly or indirectly, by such Person.
Tax Credits. Low-income housing tax credits, state low-income housing tax credits, historic rehabilitation tax credits, state historic rehabilitation tax credits and similar tax credits established by state programs, as well as depreciation and losses derived from the single-family and multi-family affordable housing transactions owned by any Local Partnerships that are allocated to the limited partner or investor member of such Local Partnership in accordance with Section 42 of the Code and any applicable state legislation.
Tax Credit Investments. Ownership interests in limited partnerships or limited liability companies (the “Local Partnerships”) in respect of which Tax Credits are allocated to such Local Partnerships.
True-Up Obligations. The terms as defined in Section 2.6.1(i).

Voluntary Loans. Means loans made by a partner of either a Guaranteed Fund or a Local Partnership, which are unsecured loans, repayable as set forth in the Organizational Documents of the borrower or in the note issued by such borrower.
Unfunded Equity Amount. The term as defined in Section 4.3.1(c).
Work-Out Agreements. The term defined in Section 4.1.
Work-Out Bonds. The term as defined in Section 4.1.
Work-Out Properties. The term as defined in Section 4.1.
1.2. Rules of Interpretation.
(a) Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to, or replacement of, such law or regulation.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f) The words “include,” “includes” and “including” are not limiting.
(g) Reference to a particular “Section” refers to that section of this Agreement unless otherwise indicated. Reference to a particular “Exhibit” or “Schedule” refers to that Exhibit or Schedule, as applicable, to this Agreement.
(h) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(j) This Agreement and the other documents delivered in connection herewith are the result of negotiation among, and have been reviewed by counsel to, among others, the respective parties and is the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other documents are not intended to be construed against a Person merely on account of such Person’s involvement in the preparation of such documents.
ARTICLE 2
FORMATION OF GUARANTEED HOLDINGS
ASSIGNMENT OF RECEIVABLES, INTERESTS AND OTHER RIGHTS; FUND AND
LOCAL PARTNERSHIP ADVANCES
2.1. Formation of Guaranteed Holdings. On or prior to the Closing Date, CCG shall cause the formation of Guaranteed Holdings as a Delaware limited liability company. On the Closing Date, pursuant to Guaranteed Holdings Operating Agreement, MLCS shall be admitted as “special manager”, as such term is defined in the Guaranteed Holdings Operating Agreement.
2.2. Assignment of Receivables, Interests and Other Rights.
2.2.1 On the Closing Date
(a) each Affiliated Local General Partner listed on Schedule E hereto shall assign and convey to Guaranteed Manager all of the rights of such Affiliated Local General Partner to certain payments, interests and other rights pursuant to the terms of an Assignment of Rights Agreement (the “Assignment of Rights Agreement”), in the form attached hereto as Exhibit 2.2.1(a); and
(b) the Property Assignors shall assign and convey to Guaranteed Holdings the rights of each Property Assignor to certain payments, interests and other rights (the “Guaranteed Holdings Assigned Rights”) pursuant to the terms of an Assignment and Assumption Agreement (the “Receivables Assignment and Assumption Agreement”), in the form attached hereto as Exhibit 2.2.1(b). A description of each of the items assigned pursuant to the Receivables Assignment and Assumption Agreement is set forth on Exhibit 8.1.10 hereto. Notwithstanding the specificity of Exhibit 8.1.10, and except as provided herein, it is the intent of the parties hereto that the Receivables Assignment and Assumption Agreement shall include (but not be limited to) the assignment of:
(i) all rights of the Centerline Parties and their respective wholly-owned Subsidiaries to receive all accrued and unpaid fees and fees which have yet to accrue to the extent such fees are payable to the Centerline Parties or their Affiliates from the Guaranteed Funds, Guaranteed Partnerships and Guaranteed Local Partnerships, other than the Excluded Fee Rights set forth in Section 2.2.2 (the “Fee Rights”);
(ii) all rights to repayment of amounts advanced by the Centerline Parties directly to, or rights of reimbursement from, the Guaranteed Funds, Guaranteed Partnerships or Guaranteed Local Partnerships including, but not limited to, each master Note (the “Loan Receivables”); and
(iii) all rights of CCG to the Cash Collateral posted to MLCS.

2.2.2 The Excluded Fee Rights are the following:
(a) Property management fees, to the extent such fees are objectively usual and customary market fees for the management of properties similar to the Properties;
(b) all rights of the Centerline Parties with respect to the B Certificates, including any servicing or other fees payable in connection therewith; and
(c) servicing fees respecting the Bond Transaction.
2.3. Assignment of Certain Non-Member Manager Interests. On the Closing Date, Former Guaranteed Manager shall assign and convey to Guaranteed Manager all of its interests as a non-member manager in each of the Guaranteed Fund GP, each of the Guaranteed SLPs and in each Affiliated Local General Partner (and the Guaranteed Manager shall be admitted as a manager in place of the Former Guaranteed Manager).
2.4. Assignment of Certain Interests in Lower Tier Property Partnership General Partners. On the Closing Date, Centerline Acquisitions II LLC and Centerline Dispositions II LLC shall assign and convey to Guaranteed LTGP, pursuant to an amendment of the respective LLC agreement, all their respective interests in the Affiliated Local General Partners (the “Local Partnership Assigned Interests”).
2.5. Admission of Guaranteed Holdings. On the Closing Date, Guaranteed Holdings shall be admitted in place of CCG as a member of the Guaranteed Partnerships GPs, with Guaranteed Holdings assuming the obligations to pay the Guaranteed Obligations pursuant to the IRFAs.
2.6. Use of Guaranteed Holdings Proceeds.
2.6.1 Proceeds realized by Guaranteed Holdings from (i) Guaranteed Holdings Assigned Rights or (ii) from a release of the Cash Collateral in each such case in accordance with section (A)(1) of the definition of “Independent Amount Reductions” in Paragraph 13 (collectively, the “Guaranteed Holdings Proceeds”), may be used by Guaranteed Holdings for the following purposes. Items (a) through (d) below may be made only with the consent of MLCS:
(a) to make Fund Voluntary Loans to the respective Guaranteed Funds in order for such Guaranteed Fund to make Local Partnership Voluntary Loans to enable a Local Partnership to pay Debt Service Shortfall Payments;
(b) to make Fund Voluntary Loans to the respective Guaranteed Funds in order for such Guaranteed Fund to make Local Partnership Voluntary Loans to enable a Local Partnership to meet Property Cash Flow Needs;
(c) to make Fund Voluntary Loans to the respective Guaranteed Funds in order for such Guaranteed Fund to meet Fund Cash Flow Needs (collectively, 2.5(a)-(c), “Cash Flow Needs”);

(d) to pay other expenses of the Guaranteed Funds, Guaranteed Partnerships, their respective general partners or such other purposes (“Approved Expenses”);
(e) to pay the Annual Servicing Fee;
(f) to pay the Semi-Annual Fee;
(g) to reimburse CAHA for asset management services provided directly by CAHA in an annual amount equal to $560,000 per annum (the “CAHA Reimbursement”), so long as CAHA continues to serve as asset manager for the Funds, as provided in Section 5.1, which payments shall be made from Guaranteed Holdings Proceeds to the extent available, and if not available, from the Cash Collateral. The CAHA Reimbursement shall be payable quarterly, in arrears, in which CAHA is the asset manager, pursuant to Section 5.1;
(h) until receipt of Freddie Mac Approval, to make Debt Service Shortfall Payments on the Stabilized Bonds and Non-Stabilized Bonds provided that CHC or CCG contribute an amount not less than $167,000 per month for the purpose of making such payments; and
(i) to pay Guaranteed Obligations on any Guarantee Payment Date (the “True-Up Obligations”).
2.6.2 If Stabilization has been achieved with respect to each of the Work-Out Bonds, up to an aggregate amount of Ten Million Dollars ($10,000,000) (less other amounts previously used to fund Debt Service Shortfalls) from Cash Collateral in accordance with section (A)(3) of the definition of “Independent Amount Reductions” contained in Paragraph 13 may be used by Guaranteed Holdings to fund Capital Expenditures and Debt Service Shortfalls Payments (the “Resolution Funds”). The Resolution Funds may be disbursed by Guaranteed Holdings only with the consent of MLCS.
2.7. Payment Direction and Assignment of Guaranteed Holdings Assigned Rights. In order to secure the obligation of the Property Assignors to assign the Guaranteed Holdings Assigned Rights:
(a) pursuant to the Receivable Assignment Agreement, Guaranteed Manager shall convey to Guaranteed Holdings all of its rights to receive from the Guaranteed Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement;
(b) each of the Guaranteed Fund GPs will acknowledge such assignment and agree to make payments of such fees to Guaranteed Holdings;
(c) all Fund Voluntary Loans shall be evidenced by promissory notes, which shall be in an original principal amount equal to all amounts previously advanced to the respective Guaranteed Fund as voluntary loans and shall be made payable to Guaranteed Holdings;

(d) each Centerline Entity having an interest in fees or loans payable by the Centerline Controlled Local Partnerships shall assign to CAHA or Guaranteed Manager all fees, loans or other receivables relating to the Centerline Controlled Local Partnership and further assigned to Guaranteed Holdings pursuant to the Receivable Assignment Agreement; and
(e) each Guaranteed Fund will acknowledge the granting of such assignment and agree to make repayments of Fund Voluntary Loans when payable to Guaranteed Holdings.
2.8. Replacement of Former Guaranteed Manager with Guaranteed Manager. Former Guaranteed Manager shall assign to Guaranteed Manager all of its rights as manager or managing member, as the case may be, of each of the Fund General Partners and Special Limited Partners.
2.9. Replacement of Members of Centerline Controlled Local General Partners. Centerline Manager shall assume the obligations of the existing manager of the Centerline Controlled General Partners and Guaranteed LTGP LLC shall be admitted as the sole member of the Centerline Controlled General Partners in place of Centerline Acquisitions II LLC and Centerline Dispositions II LLC.
ARTICLE 3
ASSIGNMENT OF EXISTING BTB SWAP AGREEMENTS , ISSUANCE OF
REPLACEMENT GUARANTEED HOLDINGS SWAP AGREEMENTS , REAFFIRMATION
OF CHC GUARANTY AND TERMINATION OF ASSIGNMENT AND SUBROGATION
AGREEMENTS
3.1. Assignment of Existing BTB Swap Agreement, Reaffirmation of Guaranty, and Issuance of Replacement Swap. On the Closing Date, the following actions will be taken:
(a) CCG, as assignor and Guaranteed Holdings, as assignee, shall enter into an assignment and assumption agreement in the form attached hereto as Exhibit 3.1(a) (the “Assignment Agreement”) pursuant to which the obligations under the Confirmation Letters to the Existing BTB Swap Agreements (the “Assigned BTB Transactions”) will be assigned to Guaranteed Holdings and Guaranteed Holdings will assume the obligations thereunder.
(b) Guaranteed Holdings shall enter into an ISDA 1992 Master Agreement (the “Master Agreement”) with MLCS, together with a Multicurrency-Cross Border Schedule to the Master Agreement (the “Master Agreement Schedule”), an ISDA Credit Support Annex to the Master Agreement Schedule (the “Annex”) and Paragraph 13 to the Annex (the “Paragraph 13”), all in the form of Exhibit 3.1(b) (the “Guaranteed Holdings BTB Swap Agreement”) revising its obligations with respect to the Assigned BTB Transactions.
(c) CCG, by the effectiveness of the Assignment Agreement, will be released and discharged from certain of its obligations under the Existing BTB Swap Agreements.

(d) On the Closing Date, CHC shall be released from its obligations under the CHC Guaranty except for such obligations and rights retained under Reaffirmation of Guarantee in the form of Exhibit 3.1(d) (the “Reaffirmation Guarantee”).
3.2. Termination of Assignment and Assumption Agreements. Effective as of the Closing Date, the Assignment and Assumption Agreements issued by Former Guaranteed Manager and GP Holdings shall each be terminated.
3.3. Assignment and Termination of Participation Agreement. On the Closing Date, CCG shall assign and convey to Guaranteed Holdings all of its rights and interests in the Participation Agreement, which Participation Agreement shall then be terminated.
3.4. Termination of CCG Investor Guarantees. Guaranteed Holdings and Centerline shall following the Closing Date negotiate with the limited partners of the Guaranteed Partnerships to replace any CCG Investor Guarantees with guarantees from Guaranteed Holdings.
ARTICLE 4
PRINCIPAL REDUCTION AGREEMENTS
4.1. Bond Reductions. If on or before January 12, 2012 (x) Freddie Mac delivers acknowledgements (“Freddie Mac Approval”) that the actions to be taken pursuant to this Section 4.1 will constitute an event that will cause Stabilization to occur with respect to each of the Work-Out Bonds and (y) CAHA determines that the actions to be taken are appropriate, then CAHA as the special servicer with respect to the Work-Out Bonds, and each of respective borrowers under the Work-Out Bonds will enter workout-agreements for each of the Work-Out Bonds (the “Work-Out Agreements”) which will provide for the following with respect to the bonds listed on Schedule B (the “Work-Out Bonds”) issued in connection with the Properties owned by Guaranteed Local Partnerships (the “Work-Out Properties”).
4.2. Calculation of the Principal Reduction Amounts. The Principal Reduction Amounts shall consist of the following:
4.2.1 the difference at any point in time between (x) the face amount of the Work-Out Bonds with respect to Non-Stabilized Properties and (y) the face amount of such Work-Out Bonds for which the underlying Work-Out Properties generate sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) to qualify for Modified Stabilization as if such Work-Out Bonds bore an interest rate of 5.75% per annum for the remaining term of such Work-Out Bonds (the “Non-Stabilized 1.0 DSCR Reduction Amount”);
4.2.2 the difference at any point in time between (x) the face amount of the Work-Out Bonds with respect to Stabilized Properties and (y) the face amount of such Work-Out Bonds for which the underlying Work-Out Properties generate sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) ) at a 1.0 to 1

Debt Service Coverage Ratio as if such Work-Out Bonds bore an interest rate of 5.75% per annum for the remaining term of such Work-Out Bonds (the “Stabilized 1.0 DSCR Reduction Amount”); and
4.2.3 (a) the difference at any point in time between (x) the face amount of the Work-Out Bonds with respect to Non-Stabilized Properties and (y) the face amount of such Work-Out Bonds for which the underlying Work-Out Properties generate sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) to qualify for Stabilization if such bonds bore an interest rate of 5.75% for the remaining term of such Work-Out Bonds less (b) the Non-Stabilized 1.0 DSCR Reduction Amount (the “Non-Stabilized 1.1 DSCR Reduction Amount”).
4.3. Sources for Funding the Principal Reduction Amounts.
4.3.1 Guaranteed Holdings shall provide or cause to be provided:
(a) (x) Twenty Five Million Dollars ($25,000,000) from a release of the Cash Collateral in accordance with section (A)(2) of the definition of “Independent Amount Reductions” in Paragraph 13 (the “Cash Collateral Amount”);
(b) the earn-out reserves with respect to the Work-Out Properties, which earn-out reserves are currently in the amount of approximately Three Million Dollars ($3,000,000) (the “Earn-Out Amount”); and
(c) the capital contributions withheld by Funds from the respective Local Partnerships payable subject to the condition of Stabilization being achieved, which unpaid capital contributions are currently in the amount of approximately Eight Million Four Hundred Thousand Dollars ($8,400,000) the “Unfunded Equity Amount”, and collectively with the Cash Collateral Amount and the Earn-Out Amount, the “Guaranteed Holdings Amount”).
4.3.2 Centerline Parties shall provide, either directly by cash, a reduction of the Stabilization Escrow or reduction in the value of the B Certificates in the following amounts:
(a) in the case of Modified Stabilization:
(i) the sum of (w) the Non-Stabilized 1.0 DSCR Reduction Amount and (x) the lesser of (1) the Stabilized 1.0 DSCR Reduction Amount and (2) Fifty One Million, Four Hundred Thousand Dollars ($51,400,000) less the Non-Stabilized 1.0 DSCR Reduction Amount, less
(ii) the Guaranteed Holdings Amount:
(b) in the case of Stabilization:
(i) the sum of (w) the Non-Stabilized 1.0 DSCR Reduction Amount, (x) the lesser of (1) the Stabilized 1.0 DSCR Reduction Amount and (2) Fifty One Million, Four Hundred Thousand Dollars ($51,400,000) less the Non-Stabilized 1.0 DSCR Reduction Amount and (y) Non-Stabilized 1.1 DSCR Reduction Amount less

(ii) the Guaranteed Holdings Amount.
4.4. Interest Reductions. The difference between the stated Work-Out Bond interest coupon and 5.75% (the “Soft Portion”) shall be payable by the respective Work-Out Property only to the extent that such Work-Out Property generates sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) to make such payments when they are due, and to the extent not payable, on the next date that net operating income (including Capital Expenditures permitted to be made with respect to such loan) is sufficient to pay any unpaid Soft Portion amount, with any balance of the unpaid Soft Portion amount due upon maturity of such Work-Out Bond (the “Must-Pay Modification”).
4.5. Payment of the Principal Reduction Amount. Entering into the Work-Out Agreements and the method in which the Principal Reduction Amounts are applied is expressly subject to the conditions as set forth in section (A)(2) of the definition of “Independent Amount Reductions” of Paragraph 13.
4.6. Recalculated Future Amortization Payments. Centerline and Freddie Mac shall recalculate future amortization payments to reflect the principal reductions (the “Revised Debt Service Schedules”). Centerline shall provide MLCS with the Revised Debt Service Schedules prior to closing based on a projected allocation.
4.7. Funding Annual Shortfalls. Until receipt of Freddie Mac Approval, Guaranteed Holdings shall make Debt Service Shortfall Payments on the Stabilized Bonds and Non-Stabilized Bonds from a release of the Cash Collateral as provided for in “Exhibit A to Paragraph 13 to ISDA Credit Support Annex” of Paragraph 13, provided that CCG or CHC contribute or pay an amount not less than $167,000 per month for the purpose of making such payments.
ARTICLE 5
ASSET MANAGER AND REIMBURSEMENT FOR EXPENSES
5.1. Asset Manager and Management of Guaranteed Funds and Guaranteed Partnerships. Until the Full Distribution Date:
5.1.1 CAHA agrees that, CAHA will continue to perform Asset Management Services for the respective Guaranteed Fund (i) so long as Guaranteed Manager is the manager of the Guaranteed Fund GP or an Affiliate of CAHA is the general partner of the Guaranteed Fund, (ii) so long as CAHA is in the business of providing such services to funds acquiring Tax Credit Investments, (iii) until CAHA is replaced with a third party by MLCS, in which event CAHA will cooperate with such replacement; or (iv) until CAHA delivers to MLCS notice that it is withdrawing as the provider of Asset Management Services, provided that CAHA may not withdraw from providing such services unless CAHA shall provide MLCS with notice of its intent to withdraw not less than ninety (90) days prior to the date of such withdrawal. In the case of any of the foregoing CAHA shall provide assistance to MLCS in locating a successor asset manager and in turning over management to such successor.

5.1.2 CAHA shall perform the Asset Management Services (a) in accordance with (i) applicable laws, (ii) the terms of the respective Guaranteed Fund Agreements and Guaranteed Partnership Agreements; and (iii) the express terms of this Agreement; (b) using a degree of skill and attention no less than that which CAHA presently provides to other funds with Tax Credit Investments in which it serves as asset manager and (c) in a manner consistent with the practices and procedures followed by reasonable and prudent managers of national standing relating to investments similar to the Tax Credit Investments.
5.1.3 Guaranteed Holdings shall, for MLCS’ benefit, engage a third party to provide oversight of CAHA’s performance of Asset Management Services.
5.2. Notwithstanding anything herein to the contrary, Affiliates of Island Capital may provide management services on the Properties subject to replacement by MLCS on any Property in the event such Property does not meet its Revised Debt Service Schedule payments.
ARTICLE 6
RESERVED
ARTICLE 7
CONDITIONS PRECEDENT
7.1. Effectiveness. The “Closing Date” shall be the earliest date as of which each of the following have occurred:
7.1.1 Documents.
(a) Guaranteed Holdings, as managing member and shall have entered into Guaranteed Holdings Operating Agreement which shall reflect, among other things, certain provisions of this Agreement.
(b) This Agreement shall have been executed and delivered by duly authorized officers of each of the Centerline Parties.
(c) The Receivables Assignment and Assumption Agreement and the Property Assignment Agreements shall have been executed and delivered by duly authorized officers of each of the parties thereto;
(d) The Assignment Agreement shall have been executed and delivered by duly authorized officers of each of the parties thereto.
(e) The Guaranteed Holdings BTB Swap Agreement shall have been executed and delivered by duly authorized officers of each of MLCS and Guaranteed Holdings.
(f) CHC shall have executed and delivered the Reaffirmation of Guarantee.

(g) The consent of the lenders under the BOA Credit Agreement to the transactions contemplated hereby and by the other Restructuring Documents.
(h) MLCS shall have received all required legal opinions from Paul, Hastings, Janofsky and Walker LLP (“PHJW”) and Richards Layton and Finger, special Delaware counsel.
(i) PHJW shall have delivered its memorandum with respect to treatment of the restructuring of the Guaranteed Fund Bonds.
(j) MLCS shall have received such other documents, agreements, instruments, consents, approvals and opinions as it shall require, in its sole discretion, in connection with this Agreement and the transactions referred to herein or contemplated hereby.
7.1.2 Terms of the Transactions.
(a) CCG shall have assigned to Guaranteed Holdings all of its rights and interests in the Cash Collateral that was previously posted to MLCS under the credit support annex to the Existing BTB Swap Agreements.
(b) Guaranteed Manager shall have entered into an assignment conveying to Guaranteed Holdings all of its rights to receive from the Guaranteed Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement, which shall have been acknowledged and agreed to by each of the Guaranteed Fund GPs.
(c) CAHA and CCG shall have conveyed to Guaranteed Holdings all of their rights to receive repayment of all Fund Voluntary Loans advanced to the Guaranteed Funds, which shall have been acknowledged and agreed to by each Guaranteed Fund and Guaranteed Fund GP and or delivered endorsed promissory notes evidencing the obligation to repay the Fund Voluntary Loans.
(d) Each of the limited liability company agreements of each of the Guaranteed Partnership GPs shall have been amended as contemplated herein.
(e) The Guaranteed Holdings Operating Agreement shall have been entered into as contemplated herein.
(f) The Island Recapitalization shall have occurred contemporaneously herewith.
(g) The BOA Credit Agreement shall have been amended and restated.
(h) All other transactions contemplated under Article 5 shall have occurred.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1. Representations and Warranties to MLCS. Each Party hereto makes the following representations and warranties to MLCS.
8.1.1 Corporate Status. Each of the Centerline Controlled Entities (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
8.1.2 Corporate Power and Authority; Enforceability. Each of the Centerline Controlled Entities has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Agreement. Each of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC has duly executed and delivered this Agreement and such Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of Bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC (i) is in compliance with all Applicable Laws and (ii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.
8.1.3 No Violation. None of (i) the execution, delivery and performance by any of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings or CMC of this Agreement and compliance with the terms and provisions herein or (ii) the consummation of the other transactions contemplated hereby on the relevant dates therefore will (1) contravene any Centerline Entities applicable provision of any material Applicable Law of any Governmental Authority, (2) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Centerline Controlled Entities (other than Liens under any security agreements contemplated herein) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other contractual obligation to which the Centerline Controlled Entities is a party or by which they or any of their property or assets is bound, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (3) violate any provision of the Organizational Documents of the Centerline Controlled Entities.
8.1.4 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement, except, in the case of either clause (a) or (b), such as have been obtained or made and are in full force and effect except for section 2530 approval from HUD with respect to the change in the managing member of the Affiliated Local General Partner.
8.1.5 Solvency. Taking into account the obligations hereunder, each of the Centerline Parties, is on a consolidated basis, taken as a whole, Solvent, and will be Solvent following the consummation of the transactions contemplated hereby. Taking into account the transactions contemplated herein, each of the Guaranteed Entities and Guaranteed Holdings is Solvent, and will be Solvent following the consummation of the transactions contemplated hereby.
8.1.6 Intentionally Deleted
8.1.7 Liens. There are no Liens on the property or assets of any Guaranteed Fund, other than (i) Liens on the limited partnership interests of the Guaranteed Funds interest in the Local Partnerships securing the obligations of the Guaranteed Fund to make contributions to the Local Partnerships, and (ii) Liens on the partnership interests of the Guaranteed Asset Managers in each Guaranteed Fund GP’s pursuant to the Assignment and Subrogation Agreements, which Assignment and Subrogation Agreements shall be terminated in accordance with Section 3.2 herein. Notwithstanding the foregoing, no representation is made with respect to any rights or Liens with respect to any rights to Fee Rights or Loan Receivables which have been obtained by the Centerline Parties from former Local General Partners or their Affiliates, including rights to development fees or other fees, other than that the Centerline Parties have not affirmatively agreed to any Liens with respect to such rights.
8.1.8 Ownership. Exhibit 8.1.8 sets forth a complete and accurate chart, in all material respects, of each of the Centerline Global Entities (excluding CHC and CCG) and their Subsidiaries, including (i) the legal name of each such Centerline Global Entity, (ii) the jurisdiction of organization of each such Centerline Global Entity, (iii) each Person that has an ownership interest (including minority interests) in each such Centerline Global Entity, including (1) the percentage voting ownership and percentage economic ownership of each such Centerline Global Entity, and (2) any unfunded equity commitments with respect to each such Centerline Global Entity, and (iv) the manager and/or servicer with respect to each such Centerline Global Entity.
8.1.9 Information True, Complete and Not Misleading. CHC, CCG and CAHA have made available to MLCS all material agreements, instruments and corporate or other restrictions (including under their respective organizational documents) to which the Centerline Controlled Entities are subject or by which any of their property or activities is bound or subject.
CHC, CCG and CAHA have disclosed to MLCS all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Holdings or MLCS, in its capacity as issues of the IRFAs.

None of the reports, financial statements, certificates or other information furnished or given by CHC, CCG or CAHA on behalf of any Centerline Party to MLCS in connection with the negotiation of this Agreement, the Receivable Assignment Agreements, the Master Notes, the Assignment Agreement, the Holdings BTB Swap Agreements, the Amended and Restated Credit Enhanced GP Agreements, the Holdings Operating Agreement (collectively, the “Restructuring Documents”) or delivered hereunder or there under (as modified or supplemented by other information so furnished), when considered as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the MLCS that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (ii) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
8.1.10 Guaranteed Holdings Assigned Rights. Exhibit 8.1.10 sets forth a complete and accurate list, in all material respects, of all Guaranteed Holdings Assigned Rights as of the dates noted thereon, including a description of each of the items assigned. All Guaranteed Holdings assigned rights are held by the parties that have assigned them to Guaranteed Holdings pursuant to the Receivable Assignment and Assumption Agreement and all present and rights to future Guaranteed Holdings Assigned Rights have been transferred to Guaranteed Holdings pursuant to such Receivable Assignment and Assumption Agreement. Other than as disclosed on Exhibit 8.1.10, there are no other agreements, instruments or other legal documents known to CHC, CCG and CAHA that will or could give rise to any Guaranteed Holdings Assigned Rights.
8.1.11 Projections. Exhibit 8.1.11, sets forth projections of the (i) the required amounts to achieve Stabilization for each of the Work-Out Bonds and (ii) the amount of the Debt Service Shortfall Payments (collectively, the “Projections”), which Projections were prepared in good faith based upon information then available to the Bond Servicer and to the best of each Centerline Party’s knowledge is a reasonable approximation of the amount of such obligations and assumptions believed by CHC, CCG and CAHA to be reasonable at the time made; it being recognized by MLCS that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of CHC, CCG and CAHA, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.1.12 Local Partnership Voluntary Loans. As of the Closing Date, there are no direct Voluntary Loans made by any of the Centerline Parties to any Local Partnership, except those set forth on Exhibit 8.1.12.
8.1.13 Taxes and Other Obligations. Each of the Guaranteed Funds and the Guaranteed Partnerships has paid or caused to be paid all material payments, expenses and taxes required to have been paid by it, except where (i) such payments and expenses are Guaranteed Holdings Assigned Rights, (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings, (iii) such Guaranteed Fund or Guaranteed Partnership has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
8.1.14 Uniform Commercial Code Financing Statements. Exhibit 8.1.14 sets forth a complete and accurate list, in all material respects, of each Uniform Commercial Code financing statement filed against the entity listed thereon.
8.1.15 Disposition Fees. There have been no Disposition Fees on or prior to the Closing Date with respect to any of the Centerline Global Entities.
8.1.16 Employees. None of the Guaranteed Funds or the Guaranteed Partnerships have any employees. No employees of CHC, CCG or CAHA hold any Guaranteed Holdings Assigned Rights.
8.1.17 Compliance with Laws. Each of CHC, CCG, CAHA, the Guaranteed Manager and CMC is in compliance with all Applicable Law binding upon it or its property, in each case, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect.
8.1.18 No Violation. None of (i) the execution, delivery and performance by any of any Centerline Global Entity (excluding CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC) of this Agreement and compliance with the terms and provisions herein, or (ii) the consummation of the other transactions contemplated hereby on the relevant dates therefore will (1) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Centerline Global Entity (excluding CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC) pursuant to the BOA Credit Agreement, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (2) violate any provision of the Organizational Documents of any Centerline Global Entity (excluding CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC).
ARTICLE 9
COVENANTS

9.1. Management of Investments. Each Centerline Party agrees to use reasonable commercial efforts within its capacity as asset manager, without any obligation to expend funds other than as required herein, to cause the Guaranteed Local Partnerships to operate their Properties in compliance with the requirements under Section 42 of the Code and in a manner so as to avoid recapture of Tax Credits.
9.2. Information with Respect to Bonds. The Centerline Parties shall promptly provide to MLCS all amendments to the documents executed in connection with the Guaranteed Fund Bonds when received.
9.3. Fees and Loans. Each Centerline Parties covenants that they will respect the structure of ownership of the Guaranteed Entities and Guaranteed Holdings and will cause fees and payments to be made as contemplated by such structure.
ARTICLE 10
MISCELLANEOUS
10.1. Amendments and Waivers; Third Party Beneficiary. Except as expressly set forth in this Agreement, neither this Agreement, nor any terms hereof may be amended, supplemented, modified or waived except with the written consent of each of the parties hereto. MLCS is a third party beneficiary of this Agreement and shall receive notice of any amendment hereto, and, to the extent that any amendment of this Agreement could adversely effect the rights or interests of MLCS, the written consent of MLCS to such amendment shall be required for such amendment to be effective, which consent shall not be unreasonably delayed, conditioned or denied. There are no other third party beneficiaries of this Agreement.
10.2. Notices and Other Communications; Facsimile Copies.
10.2.1 General. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified and sent to the address or facsimile number as indicated below, or (ii) addressed to such other address as shall be notified in writing to each other party hereto.
If to a Centerline Party, to:
c/o Centerline Affordable Housing Advisors LLC
625 Madison Avenue
New York, New York 10022
Attention: Andrew J. Weil
Phone: (212) 521-6394
Fax: (212) 751-3550
with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Alan S. Cohen, Esq.
Phone: (212) 318-6075
Fax: (212) 230-5160
If to MLCS, to:
Merrill Lynch Capital Services, Inc. Merrill Lynch Capital
Services, Inc.
4 World Financial Center, 11th Floor
250 Vesey Street
New York, NY 10080
Attention: James Nacos
with copies to:
Merrill Lynch Capital Services, Inc.
4 World Financial Center, 11th Floor
250 Vesey Street
New York, NY 10080
Attention: Daniel Nussbaum
Kutak Rock LLP
225 Peachtree Street, N.E.
Suite 2100
Atlanta, GA 30303
Attention: David A. Nix, Esq.
10.2.2 Effectiveness. All communications described in Section 10.2.1 above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in Section 10.2.1 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
10.3. Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery of this Agreement.
10.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed

Holdings and CMC may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the MLCS (and any attempted assignment or transfer by such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby any legal or equitable right, remedy or claim under or by reason of this Agreement.
10.5. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
10.6. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.7. OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.8. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 10.2 or at such other address of the parties hereto shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.8 any special, exemplary, punitive or consequential damages.
(f) WAIVERS OF JURY TRIAL. EACH OF THE CENTERLINE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE MORTGAGE CAPITAL, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON NEXT PAGE]
Signature Page to Master Novation Agreement

CENTERLINE GUARANTEED HOLDINGS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED MANAGER II LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

[SIGNATURES CONTINUE ON NEXT PAGE]
Signature Page to Master Novation Agreement

WITHDRAWING MANAGER: CENTERLINE GUARANTEED MANAGER LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
Signature Page to Master Novation Agreement